SEABOARD CORPORATION
              EXECUTIVE DEFERRED COMPENSATION PLAN









                     AS AMENDED AND RESTATED
                    EFFECTIVE JANUARY 1, 2005

                       SEABOARD CORPORATION
              EXECUTIVE DEFERRED COMPENSATION PLAN



                            ARTICLE I

                  HISTORY, PURPOSE AND EFFECTIVE DATE


     1.01 History and Purpose. Seaboard Corporation (the "Company") established the Seaboard Corporation Executive Deferred Compensation Plan ( the "Plan") effective January 1, 1999. The primary purpose of the Plan is to provide for the mandatory deferral on a pre-tax basis of salary and bonus payable with respect to a particular Year to certain designated Executives whose Compensation for the Year exceeds the maximum allowable deductible amount of compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations thereunder. The Plan is intended to constitute an unfunded "top hat" arrangement under Title I of the Employee Income Retirement Security Act of 1974 (as amended) ("ERISA").

     1.02 Effective Date. The Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code. Accordingly, the Plan is hereby amended and restated effective January 1, 2005 for the purpose of satisfying the requirements of
Section 409A of the Code, and the Plan shall be construed and administered accordingly. This amended and restated Plan applies only to amounts deferred under the Plan after December 31, 2004. The Plan as in effect on December 31, 2004, (which has not been amended since its original effective date of January 1, 1999) will continue to apply to amounts deferred under the Plan and vested as of December 31, 2004, and earnings thereon. An Executive who was participating in the Plan as of December 31, 2004, shall continue to participate in this amended and restated Plan until the Board designates otherwise.

                           ARTICLE II

                           DEFINITIONS

     2.01 Account or Account Balance. "Account" or "Account Balance" shall mean with respect to an Executive the sum of his Annual Deferral Amounts and Company Contribution Amounts designated on his behalf, if any, as adjusted for Investment Return, and reduced by distributions hereunder. This Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to an Executive pursuant to this Plan.

     2.02 Annual Deferral Amount. "Annual Deferral Amount" shall mean that portion of an Executive's salary or bonus for a Year which is deferred pursuant to this Plan. In the event of an Executive's Separation from Service prior to the end of a Year, the Annual Deferral Amount for such Year shall be the actual amount, if any, deferred prior to the Executive's Separation from Service.

     2.03 Beneficiary.   "Beneficiary"   shall  mean  the person,
persons, estate or other legal entity of, or established by, an Executive entitled to receive any benefits under this Plan in the event of the Executive's death.

     2.04 Board. "Board" shall mean the Board of Directors of the Company.

     2.05 Change in Control. "Change in Control" shall mean with respect to any Executive an event or transaction which results in one or more of the following and which constitutes a change in control event within the meaning of Code Section 409A:

          (a) the acquisition by any unrelated person or entity of more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

          (b) the sale to an unrelated person or entity of Company assets that have a total gross fair market value of more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately prior to such sale; or

          (c) the approval by the shareholders of the Company of a reorganization, merger, or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of the directors of the reorganized, merged or consolidated entity's then outstanding voting securities; or

          (d) the acquisition by any person or entity (other than by any descendant of Otto Bresky, Senior or any trust established primarily for the benefit of any descendant of Otto Bresky, Senior or any other related person or entity) of more than fifty percent (50%) of either the membership interests or the combined voting power of Seaboard Flour, LLC.

     For purposes of determining whether there has been a Change in Control under this Section 2.05, the attribution of ownership rules under Code Section 318(a) shall apply.

     2.06 Code. "Code" shall mean  the  Internal  Revenue Code of
1986, as may be amended from time to  time,  and  final  Treasury
Regulations issued thereunder.

     2.07 Company. "Company" shall mean Seaboard Corporation and, for purposes of all references herein to an Executive's Compensation or his employer's deduction, shall include every member of the Company's affiliated group, as determined under
Section 1504 of the Code.

     2.08 Company Contribution Amount. "Company Contribution Amount" shall mean a nonelective amount credited to an Executive's Account, at any time or times, which may be either a Company Discretionary Contribution or a Company Regular Contribution. A Company Discretionary Contribution is an amount that is credited to an Executive's Account, at any time or times, in the discretion of the Board. A Company Regular Contribution is an amount that is credited to the Account of an Executive with respect to any one or more of an Annual Deferral Amount, a Company Discretionary Contribution, or a portion of the Executive's Compensation, as herein provided.

     2.09 Compensation.  "Compensation" shall mean an Executive's
"applicable   employee   remuneration"   as   defined  in Section
162(m)(4) of the Code and final Treasury Regulations issued thereunder.

     2.10 Excess Compensation. "Excess Compensation" shall mean the excess of Adjusted Compensation over the maximum amount of compensation determined pursuant to Code Section 401(a)(17) that can be taken into account under the 401(k) plan maintained by Seaboard Corporation for salaried employees for the plan year of such 401(k) plan that ends within the Year Excess Compensation is being determined hereunder. For this purpose, "Adjusted Compensation" shall mean the Executive's Compensation for a Year reduced by (a) reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, and welfare benefits; (b) any amount of taxable income recognized by the Participant upon the exercise of an option under any option plan or program maintained by the Company; and (c) any taxable income recognized by the Participant as a result of a distribution under any nonqualified deferred compensation arrangement (including this Plan), and increased by any elective contributions by the Executive to a plan maintained by the Company and not includable in gross income due to the provisions of Code Sections 125, 401(k) or 132(f).

     2.11 Executive. "Executive" shall mean any member of management or highly compensated employee who is a "covered employee" under Section 162(m)(3) of the Code with respect to any Year, and who is designated by the Board to participate in the Plan for purposes of the mandatory Annual Deferral Amount under
Article III, or for purposes of a Company Discretionary Contribution under Article IV, or both. An Executive who is designated by the Board to participate in the Plan for purposes of the mandatory Annual Deferral Amount shall continue to participate for such purpose each year until the Board designates otherwise or until Executive's Separation from Service. An Executive who is designated by the Board to participate in the Plan for purposes of a Company Discretionary Contribution for a particular Year shall not participate in the Plan for any other purpose except the purpose so designated and shall not participate in the Plan for any other Year except the Year as designated, unless and until a new designation is made by the Board. Executive shall also mean a former Executive for whom an Account is maintained hereunder.

     2.12 Investment Return. "Investment Return" shall mean the amount that is either credited to Executive's Account or deducted from Executive's Account to reflect the positive or negative return of the investment measure or measures selected by Executive pursuant to Article V.

     2.13 Matching Percentage. "Matching Percentage" shall mean the percentage used to calculate the "Employer Matching Contributions" pursuant to Section 3.02 of the Retirement Savings Plan for Seaboard Corporation, as such percentage may be amended from time to time. The Matching Percentage shall initially be 3 percent (3%).

     2.14 Plan.  "Plan"   shall   mean   the Seaboard Corporation
Executive Deferred Compensation Plan, as set forth herein and as amended from time to time.

     2.15 Plan Administrator. "Plan Administrator" shall mean the Company or such person or persons designated by the Company to act in such capacity. No individual who participating hereunder shall have any authority with respect to the administration of the Plan.

     2.16 Related Company.      "Related   Company"   means   any
corporation (including the Company) which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company.

     2.17 Separation   from  Service.  "Separation  from Service"
means an Executive's separation from service with the Company and all Related Companies within the meaning of Section 409A of the Code.

     2.18 Unforeseeable Emergency. "Unforeseeable Emergency" means an unanticipated emergency that is caused by an event beyond the control of the Executive that would result in severe financial hardship to the Executive resulting from (i) a sudden and unexpected illness or accident of the Executive or a dependent of the Executive, (ii) a loss of the Executive's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive, all as determined in the sole discretion of the Plan Administrator.

     2.19 Valuation Date. "Valuation Date" shall mean the last day of each calendar quarter and the date of distribution of any portion of the Executive's Account hereunder and any other date determined by the Plan Administrator in its discretion for any reason from time to time.

     2.20 Year.  "Year" shall mean a calendar year.

                           ARTICLE III

                     ANNUAL DEFERRAL AMOUNTS

     3.01 Application  and Deferral.  The   provisions  of   this
Article III apply to any individual who is designated by the Board as an Executive for purposes of the Annual Deferral Amount. Any such designation will be effective commencing on the first day of the Year following the Year in which the designation is made.

     3.02 Deferral. A portion of such Executive's Compensation will be deferred each Year in accordance with the terms and conditions of this Article III.

     3.03 Amount of Annual Deferral. The amount of an Executive's Compensation which shall be deferred each Year under this Article III shall equal the excess of such Executive's Compensation for any Year (including any bonus that may be paid with respect to such Year in the following Year and that, but for Section 162(m) of the Code, would be deductible by the Company in such current
Year) over one million dollars ($1,000,000) (or such other amount specified in Section 162(m) of the Code).

     3.04 Time  of  Annual  Deferral.  Compensation shall not  be
deferred  in  any  Year  until  the  Executive  has   been   paid
Compensation with respect to such Year equal to or exceeding one million dollars ($1,000,000).

     3.05 Credit to Account. The Annual Deferral Amount shall be credited to Executive's Account at such time or times such amount would have been paid to Executive absent the provisions of this
Article III.



                           ARTICLE IV

                   COMPANY CONTRIBUTION AMOUNT

     4.01 Company Discretionary Contribution. The provisions of this Section 4.01 apply to any individual who is designated as an Executive for a Year for purposes of a Company Discretionary Contribution. The Board may make this designation at any time during the Year. If the Board designates an individual as an Executive for purposes of the Company Discretionary Contribution for a Year, then the Board shall determine in its discretion the amount of the Company Discretionary Contribution and the date of such contribution. The Company Discretionary Contribution shall be credited to the Executive's Account on such date.

     4.02 Company Regular Contribution.    The provisions of this
Section 4.02 apply to any Executive with respect to a Year for which the Executive has been designated by the Board as an Executive for purposes of the Annual Deferral Amount or the Company Discretionary Contribution, or both. The Company Regular Contribution for a Year with respect to an Executive who has been designated by the Board as an Executive for purposes of the Annual Deferral Amount, or both the Annual Deferral Amount and the Company Discretionary Contribution, shall be the sum of (a) the Matching Percentage times the Annual Deferral Amount credited to the Executive's Account for such Year, (b) the Matching Percentage times any Company Discretionary Contribution amount credited to the Executive's Account for such Year, and (c) the Matching Percentage times the Executive's Excess Compensation. The Company Regular Contribution for a Year with respect to an Executive who has been designated by the Board as an Executive for purposes of the Company Discretionary Contribution only, shall be the Executive's Account for such Year. Each time an Annual Deferral Amount or a Company Discretionary Contribution amount is credited to an Executive's Account, on that date or as soon as administratively feasible after that date, a Company Regular Contribution will also be credited to the Executive's Account.

                  ACCOUNT AND INVESTMENT RETURN

     4.03 Investment Return. The Investment Return shall be determined based upon the investment measure or measures selected by the Executive in accordance with procedures established by the Plan Administrator pursuant to Section 5.02. The Executive will be permitted to elect investment measures only from those investment measures made available to the Executive by the Plan Administrator. One investment measure will be an investment vehicle that is deemed to earn a rate of return equal to eight percent (8%). At any time this is the only investment measure then it will apply for purposes of determining the Investment Return, and an election will not be made. Additional investment measures may include a pooled account managed by a professional manager and consisting primarily of equities and fixed income investments in approximate percentages designated, or any other investment measures selected by the Plan Administrator. The Plan Administrator may delete any of the additional investment measures at any time or times and substitute other investment measures.

     4.04 Investment Procedures.    The  Plan  Administrator will
establish procedures, which may be changed from time to time, for the selection by Executive of investment measures under this
Article V and for Executive's change of such selection.

     4.05 Valuation Dates.  As  of  each  Valuation Date the Plan
Administrator will make the appropriate adjustments to the Executive's Account for the Investment Return.

     4.06 Vesting. The Executive shall be fully vested in his Account at all times.

     4.07 No Actual Investment. The method prescribed herein to determine the Investment Return shall in no way require that the Company make any investment of Company assets in any investment nor entitle the Executive to any rights or interest in any investment held by the Company outright or in trust.

                            ARTICLE V

                          DISTRIBUTION

     5.01 Amount of Benefit. The amount of an Executive's benefit hereunder at a Valuation Date shall be the Executive's Account
Balance.

     5.02 Annual Distribution. On, or as near as administratively feasible before, the last day of each Year, the Company shall distribute the Executive's Account Balance determined as of such date to the Executive; provided, however, if as of such date the Plan Administrator reasonably anticipates that the Company's deduction with respect to such payment to the Executive would be limited or eliminated by the application of Code Section 162(m), then such payment shall not be made except to the extent of a distribution amount that the Plan Administrator reasonably determines will not so limit or eliminate the Company's deduction. Any payment made under this Section 6.02 will be a lump sum payment.

     5.03 Mandatory Distribution Upon Change in Control. In the event of a Change in Control, the Executive's Account Balance will be distributed by the Company to the Executive in a lump sum payment as soon as administratively feasible following the occurrence of such Change in Control.

     5.04 Mandatory Distribution Upon Separation from Service. In the event of the Executive's Separation from Service, then unless the Executive's Account Balance is to be distributed earlier under another provision of this Article VI, the Executive's Account Balance will be distributed by the Company to the Executive in a lump sum payment as soon as administratively feasible after the date that is six months after the Executive's Separation from Service.

     5.05 Death Prior to Payment of Benefits. In the event of an Executive's death prior to the payment to the Executive of the Executive's Account Balance, an amount equal to the Executive's Account Balance shall be paid to the Executive's designated Beneficiary in a lump sum payment as soon as administratively feasible after the Executive's death.

     5.06 Distribution Upon Unforeseeable Emergency. If the Plan Administrator determines that an Executive has an Unforeseeable Emergency, then upon the written request of the Executive the Plan Administrator may direct the Company to distribute to the Executive an amount that shall not exceed the amount necessary to satisfy such emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Executive's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.



                           ARTICLE VI

                           BENEFICIARY

     6.01 Beneficiary Designation. An Executive shall designate a Beneficiary to receive benefits under the Plan on an appropriate form provided by the Plan Administrator. If more than one Beneficiary is named, the share and/or precedence of each Beneficiary shall be indicated. An Executive shall have the right to change the Beneficiary by submitting to the Plan Administrator a new Beneficiary designation form.

     6.02 Proper Beneficiary. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments hereunder, the Plan Administrator shall have the right to direct the Company to withhold such payments, and the Company may withhold such payments, until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

     6.03 Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Company, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor or court-appointed representative of such incompetent. Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, court-appointed representative, relative or other person shall be a complete discharge to the Company. Neither the Company nor the Plan Administrator shall have any responsibility to see to the proper application of any payments so made.

     6.04 No Beneficiary Designation. If an Executive fails to designate a Beneficiary as provided in Section 7.01 above, or if all designated Beneficiaries predecease the Executive or die prior to complete distribution of the Executive's Account Balance, then the Executive's designated Beneficiary shall be deemed to be his surviving spouse. If the Executive has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Executive's estate.

                           ARTICLE VII

                   ADMINISTRATION OF THE PLAN

     7.01 Finality of Determination. Subject to the Plan, the Plan Administrator shall, from time to time, establish rules,
forms and procedures for the administration of the Plan.   Except
as herein otherwise expressly provided, the Plan Administrator shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as
not  to  discriminate   in favor of or  against  any person.  The
decisions, actions and records of the Plan Administrator shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan, and cannot be overruled by a court of law unless arbitrary or capricious.

     7.02 Certificates and Reports. The members of the Board and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

     7.03 Indemnification and Exculpation. The Company shall indemnify and hold harmless any person or entity designated to act as the Plan Administrator or its designee and each current and former member of the Board against any and all expenses and liabilities (to the extent not indemnified under any liability insurance contract or other indemnification agreement) which the person incurs on account of any act or failure to act in connection with the good faith administration of the Plan. Expenses against which the Plan Administrator, its designee or a member of the Board shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which the Plan

Administrator, its designee or such member of the Board may be entitled as a matter of law, but shall be conditioned upon the person's notifying the Company of the claim of liability within sixty (60) days of the notice of that claim and offering the Company the right to participate in and control the settlement and defense of the claim.

     7.04 Expenses. The expenses of administering the Plan shall be borne by the Company.

     7.05 FICA and Other Taxes. The Company is authorized to withhold from the Executive's Compensation, the Executive's share of FICA and other employment taxes attributable to any Annual Deferral Amount or Company Discretionary Amount in accordance with the Treasury Regulations under Section 3121(v) of the Code.

                          ARTICLE VIII

                        CLAIMS PROCEDURE

     8.01 Written Claim.  Benefits  shall  be  paid in accordance
with  the   provisions  of  this  Plan.  The  Executive,   or   a
designated recipient or any other person claiming through the Executive may make a written request for benefits under this Plan.
Any  such   claim  shall   be  mailed  or  delivered  to the Plan
Administrator.  Such   claim   shall   be  reviewed  by  the Plan
Administrator  or  a delegate.

     8.02 Denied Claim. If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

     8.03 Review Procedure. If the claim is denied and a review is desired, the Executive (or Beneficiary) shall notify the Plan Administrator in writing within sixty (60) days after receipt of the written notice of denial. In requesting a review, the Executive or Beneficiary may request a review of pertinent
documents  with  regard  to  the  benefits   created  under  this
agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Plan Administrator.

     8.04 Plan Administrator Review. The decision on the review of the denied claim shall be rendered by the Plan Administrator within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan on which the decision is based.

                           ARTICLE IX

                 NATURE OF COMPANY'S OBLIGATION

     9.01 Company's Obligation. The Company's obligations under this Plan shall be an unfunded and unsecured promise to pay.
The Company shall not be obligated under any circumstances to fund its obligations under this Plan.

     9.02 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities under the Plan are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives an Executive or Beneficiary any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company. All Plan Executives and Beneficiaries shall be unsecured general creditors of the Company.

                            ARTICLE X

                          MISCELLANEOUS

     10.01 Written Notice. Any notice given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Plan Administrator at Seaboard Corporation. If notice is to be given to the Executive, such notice shall be sent to the Executive's last known address.

     10.02 Change of Address. Any Executive may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

     10.03 Merger, Consolidation or Acquisition. The Plan shall be binding upon the Company, its assigns, and any successor to the Company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon an Executive, a Beneficiary, assigns, heirs, executors and administrators.

     10.04 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or part, at any time. However, no Company action under this right shall reduce the Account of any Executive or Beneficiary (other than a reduction attributable to Investment Return), and no Company action shall accelerate the time of payment of the Executive's Account.

     10.05 Employment. This Plan does not provide a contract of employment between the Company and the Executive, and the Company reserves the right to terminate the Executive's employment for any reason, at any time, notwithstanding the existence of this Plan.

     10.06 Non-transferability. Except insofar as required or prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Executive or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or maintenance, owed by the Executive or Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

     10.07 Tax Withholding. The Company may withhold from a payment any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

     10.08 Successors. The provisions of this Plan shall bind the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity

     10.09 Applicable Law.  This   Plan  shall be governed by the
laws of the State of Kansas to the extent not pre-empted by federal law.

     10.10 Gender and Number. Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.

     10.11 Titles.  Titles   of   the  Articles  of this Plan are
included for ease of reference only and are not to be used for the purpose of construing any portion or provision of this Plan document.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 29th day of December, 2005.


                                   SEABOARD CORPORATION

                                   By /s/ Robert L. Steer